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                [Letterhead of First Place Financial Corporation]




                                  NEWS RELEASE
                                  ------------

DATE:         May 28, 1996
CONTACT:      James D. Rose, President
TELEPHONE:    (505) 326-9042

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chief executive officer, announced that the Board of Directors of First Place Financial Corporation has approved a 3-for-1 stock split. Each shareholder of record as of May 15, 1996 will receive two additional shares of First Place common stock for each one share now owned. The stock split will increase the number of shares outstanding from approximately 700,000 shares to 2,100,000.

James D. Rose, First Place president, stated that a hoped for result of the stock split would be an increase in the number of shares trading. The bid price for First Place is currently $128.50 and the 3-for-1 split should drop the price to approximately $42.75.

First Place, with total assets of approximately $750 million, is the largest bank holding company headquartered in New Mexico. First Place owns First National Bank of Farmington, Western Bank, Gallup, and Burns National Bank of Durango, Colorado.

At the Annual shareholders meeting held on May 15, 1996, Tom Bolack, Jack Morgan, and Ben Heikkinen were re-elected to three-year terms as directors of the Company. Mr. Bolack is an independent oil operator and former governor of New Mexico, Mr. Morgan is a practicing attorney and Mr. Heikkinen is president of Industrial Repair Services, Inc.

Mr. Ledbetter reported to the shareholders that the Company has considered a stock repurchase plan but chose not to pursue it due to a perceived lack of sellers. He indicated that the Company continues to look for acquisitions and, preferably, banks that could be bought for cash rather than an exchange of stock.


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Mr. Ledbetter indicated that dividends for 1996 should be higher than for
1995 given the recent $.10 per share increase in the quarterly dividend. He also stated that First National Bank of Farmington expects to complete the foreclosure process on a piece of troubled real estate in Telluride, Colorado by May 28, 1996 and that, if the foreclosure proceeds on schedule and barring any other unforeseen circumstances, the bank hopes to dispose of the property with no loss.

Mr. Rose reported that 1995 was a record-breaking year for the Company. Total assets at December 31, 1995 were $690,795,000, an increase of $73,861,000, or 12.0% over 1994. Net income increased 9.3% to $8,766,000 from $8,017,000 and earnings per share increased 7.2% to $12.80 from $11.94. Mr. Rose also reported that on May 14, 1996, First National surpassed $600 million in total assets for the first time, ending the day at $607 million. First National was rated by Sheshunoff Information Services, Inc. as one of the best banks in America for the year ending December 31, 1995.

B. Stephens Parker, president of Burns National Bank of Durango, reported to the shareholders that Burns presently is enjoying strong loan demand and that, based upon continuation of such strong demand in 1996, the bank is anticipating a fifth straight year of record profits. The bank had net income of $1,553,000 in 1995. Burns National was also rated by Sheshunoff Information Services, Inc. as one of the best banks in America for 1995.

John W. Dowling, president of Western Bank Gallup, acquired by the Company on August 30, 1995, is projecting growth in loans, deposits, non-interest income, and elimination of non-recurring expenses, which, if realized, should result in net income for 1996 of approximately $200,000 and total assets of $40,000,000 by year-end. Western recently installed its first two automatic teller machines to make its banking services more accessible to its customers and to help promote growth in consumer deposits.